Exhibit 99.2

1 Becton Drive
Franklin Lakes, NJ 07417
www.bd.com

News Release

Contacts:
Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD Announces Executive Appointments of President and Chief Financial Officer

Franklin Lakes, NJ (November 5, 2008) – BD (Becton, Dickinson and Company) (NYSE:BDX) today announced the appointment of Vincent A. Forlenza as President, effective January 1, 2009, and David V. Elkins as Executive Vice President and Chief Financial Officer, effective December 1, 2008.

Mr. Forlenza will report to Edward J. Ludwig, who will remain as Chairman and Chief Executive Officer. Mr. Elkins will also report to Mr. Ludwig. John R. Considine will remain as Vice Chairman.

As President, Mr. Forlenza will oversee BD’s three business segments (BD Medical, BD Diagnostics and BD Biosciences), International and the Quality function. He will continue to be a member of the Office of the CEO, along with Vice Chairman John Considine, Executive Vice Presidents Gary Cohen, John Hanson and William Kozy, and David Elkins, who will join the Office of the CEO.

“Vince has a long track record of success at BD, and he has played a critical role in developing and implementing BD’s strategy and vision,” said Ed Ludwig. “His new role is representative of his leadership, commitment and dedication to ensuring the ongoing and future success of the Company.”

Mr. Forlenza, 55, joined BD in 1980. His BD career has spanned strategic planning, marketing, general management of several business units and executive leadership. His prior roles include service in all three business segments, including service as General Manager, Hypodermic – Europe; President, Becton Dickinson Microbiology Systems; Senior Vice President, Technology, Strategy and Development; and President, BD Biosciences. He was named Executive Vice President in 2006 and was most recently responsible for leading BD Diagnostics.

Mr. Forlenza obtained his bachelor’s degree in chemical engineering from Lehigh University and his MBA from Wharton Graduate School, University of Pennsylvania. He serves as chairman of The Valley Hospital Board of Trustees and is a member of the Advisory Board for the P.C. Rossin College of Engineering and Applied Sciences at Lehigh University.

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Mr. Elkins, 40, will be responsible for executive management and oversight of BD’s global financial operations. He joins BD from AstraZeneca, where he has served since 2006 as Vice President, Chief Financial Officer, North America and Global Marketing, a $13 billion business. John Considine will continue to be responsible for Integrated Supply Chain; Information Technology; Environment, Health and Safety; Project Management and Engineering Services; and Security.

“We are very pleased to welcome David as a member of our executive management team in this key role,” said Ed Ludwig. “He brings to BD a wealth of deep and diverse experience in global finance and healthcare. We look forward to leveraging his insight and expertise as we continue to implement our strategy of driving revenue growth through innovation, complemented by driving operating effectiveness and productivity.”

Among Mr. Elkins’ prior roles during his 12-year career with AstraZeneca are service as Chief Financial Officer, U.K.; Senior Finance Director – Gastrointestinal and Respiratory; Assistant Treasurer; Senior Finance Manager – Product Strategy and Business Development; Biotechnology Finance Manager; and Regional Finance Manager – Asia.

Mr. Elkins obtained his B.S. degree in economics from the University of Delaware, his MBA from Drexel University and his M.S. degree in Organizational Dynamics from the University of Pennsylvania. He serves on the Audit Committee of the University of Delaware and the Board of the United Way of Delaware.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people's health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD's capabilities are instrumental in combating many of the world's most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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